Exhibit 5.3

AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY

SRA NO. 223597

21 TUDOR STREET • LONDON EC4Y 0DJ • DX 67 LONDON/CHANCERY

TELEPHONE: 020.7039.5959 • FACSIMILE: 020.7039.5999

Ref/CAM	DDS/JP016101/799841-680001
E-mail	dsalvest@jonesday.com
Direct	020 7039 5115
Date	July 8, 2019

Omnicom Finance Holdings plc

Bankside 3 90 - 100 Southwark Street

London, England

SE1 0SW

Re:	€500,000,000 Aggregate Principal Amount of 0.800% Senior Notes Due 2027 of Omnicom Finance Holdings plc

€500,000,000 Aggregate Principal Amount of 1.400% Senior Notes Due 2031 of Omnicom Finance Holdings plc

Ladies and Gentlemen:

We have acted as English counsel to Omnicom Finance Holdings plc, a public limited company organized under the laws of England and Wales (the “Issuer”) in connection with the issuance and sale of €500,000,000 aggregate principal amount of 0.800% Senior Notes due 2027 of the Issuer (the “2027 Notes”) and €500,000,000 aggregate principal amount of 1.400% Senior Notes due 2031 of the Issuer (the “2031 Notes” and, together with the 2027 Notes, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by Omnicom Group Inc., a New York corporation (the “Company”), and Omnicom Capital Inc., a Connecticut corporation (“OCI” and, together with the Company, the “Guarantors”), pursuant to the Underwriting Agreement, dated June 24, 2019, by and among the Issuer, the Guarantors, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, BNP Paribas and Barclays Bank PLC, acting as representatives of the several underwriters, and the other underwriters named therein. The Notes are being issued pursuant to an indenture, dated as of July 8, 2019, by and among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 8, 2019, by and among the Issuer, the Guarantors and the Trustee (as so supplemented, the “Indenture”).

1.       SCOPE OF REVIEW AND RELIANCE

The following agreements and other related documents have been examined (items (a) through (d), inclusive, are referred to herein, collectively, as the “Opinion Documents”):

A LIST OF PARTNERS AND THEIR PROFESSIONAL QUALIFICATIONS IS AVAILABLE AT

21 TUDOR STREET • LONDON, EC4Y 0DJ.

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(a)       the Indenture;

(b)       a copy of the Articles of Association of the Issuer certified to us by a director of the Issuer as being complete and correct and in full force and effect as of the date hereof (the “Articles of Association”);

(c)       an original copy of the minutes (the “Minutes”) of a meeting of the board of directors of the Issuer held on 20 June 2019 at which the directors of the Issuer, amongst other things, passed resolutions (the “Resolutions”) relating to certain Opinion Documents;

(d)       the Registration Statement on Form S-3 (Registration No. 333-231652) (the “Registration Statement”), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”), including the prospectus constituting part of that Registration Statement; and

originals or copies (certified or otherwise) of such other documents as we have considered relevant to the rendering of this opinion.

2.       ASSUMPTIONS

We have assumed that, so far as the laws of every jurisdiction other than England and Wales are concerned, all restrictions, laws, guidelines, regulations or reporting requirements that apply to the Indenture and any issue of Notes thereunder have been or will be complied with and that such laws do not qualify or affect our opinion as set out below.

We have also made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a)       insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)       all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine and that such copies confirm to the original documents executed;

(c)       each of the parties to the Opinion Documents, other than the Issuer, is able lawfully to enter into such Opinion Documents;

(d)       the execution and delivery of the Opinion Documents have been or will be duly authorized by each of the parties thereto, other than the Issuer, and that such documents have been or will be duly executed and delivered by such parties, other than the Issuer;

(e)       each of the parties to the Opinion Documents who is carrying on, or purporting to carry on, any regulated activity in the United Kingdom is an authorized person permitted to carry on that relevant regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the “FSMA”) and no such agreement was or will be entered into in consequence of a communication made in breach of section 21(1) of the FSMA;

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(f)       the Notes have been issued pursuant to the Indenture, which has been authorized, executed and delivered by the Company, Omnicom Capital and the Trustee, and the Notes have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Indenture and are in the form of the Notes as provided for and set out in the Indenture;

(g)       the Articles of Association of the Issuer, which we have examined, are those in force and the Resolutions of the Issuer which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications referred to in 1(b) to (e) above are true and accurate;

(h)       the issue of Notes will not cause any limit on borrowings to which the Issuer is subject to be exceeded;

(i)       the absence of any other arrangements between any of the parties to the Opinion Documents which modify or supersede any of their terms;

(j)       the Issuer is neither an authorised person nor an exempt person in relation to the regulated activity of accepting deposits under the FSMA;

(k)       no request will be made to admit any Notes to trading on a regulated market situated or operating in the United Kingdom;

(l)       no steps have been, or will be, taken to have the Registration Statement treated as an approved prospectus under section 87H of the FSMA; and

(m)       all documents presented to us as originals are true and accurate and all documents submitted to us as copies conform with the originals and that any documents in draft form which we have examined for the purposes hereof will not change when in final form in such a way as could affect our opinion herein.

3.       LIMITATIONS

Our opinion is confined solely to English law.

The Indenture and the Notes will be governed by the laws of the State of New York. We have made no investigation of such laws and do not express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York and US securities laws are concerned, the Indenture and the Notes constitute legal, valid and binding obligations of the Issuer and that such laws do not qualify or affect our opinion as set out below.

4.       OPINIONS

4.1       The Issuer is a public limited company duly incorporated in England and Wales under the Companies Act 2006.

4.2       The Issuer has corporate power to enter into and perform its obligations and to issue and perform its obligations under the Notes.

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4.3       The issue of the Notes has been duly authorized by the Issuer and, so far as English law is concerned, when the Notes have been duly executed by the Issuer and authenticated in accordance with the terms of the Indenture and delivered in the manner provided in the Indenture, there is no reason why the obligations assumed by the Issuer under the Notes should not constitute legal, valid, binding and enforceable obligations of the Issuer.

5.       QUALIFICATIONS

Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Indenture or the Notes or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Indenture or the Notes.

This opinion is subject to the following:

(a)       There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Indenture or the Notes state are to be so treated.

(b)       Any provision in the Indenture or the Notes which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

(c)       Any provision in any agreement or deed which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.

(d)       As used in this opinion, the term enforceable means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the fact that claims may be time-barred or subject to defences of set-off or counterclaim, and other principles of law and equity of general application.

(e)       The opinions set out above are subject to (i) all applicable limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and (ii) all applicable general principles of law affecting the rights of contractual parties and/or creditors generally.

(f)       The Registration Statement has been prepared by the Issuer and the Guarantors, which have accepted responsibility for the information contained therein. We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(g)       The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(h)       There is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law.

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(i)       No account has been taken in this opinion of the future exercise of powers by the UK Government pursuant to section 5(4) of the Protection of Trading Interests Act 1980.

(j)       Insofar as any obligation under the Indenture or the Notes is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(k)       We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Issuer under or in respect of the Indenture or the Notes.

This opinion, which shall be construed in accordance with English law, is given to the Issuer in connection with the registration under the Securities Act of the Notes.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the US Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Jones Day